Exhibit 5.3

May 29, 2013

CHC Helicopter S.A.

13-15 Avenue de la Liberté

L1931

Luxembourg

Dear Sirs,

CHC Helicopter S.A., 6922767 Holding S.à r.l. and CHC Helicopter Holding S.à r.l.

Offer to exchange $300,000,000 registered 9.375 % Senior Notes due 2021 (the Exchange Notes) for unregistered 9.375 % Senior Notes due 2021 (the Outstanding Notes and, together with the Exchange Notes, the Notes)

1.	INTRODUCTION

We have acted as special legal adviser in the Grand Duchy of Luxembourg (Luxembourg) to:

(a)	CHC Helicopter S.A., a public limited liability company (société anonyme), incorporated under the laws of Luxembourg, whose registered office is located at 13-15, avenue de la Liberté, L-1931 Luxembourg, registered with the Luxembourg Register of Commerce and Companies (RCS) under number B 139.673 (the Issuer);

(b)	6922767 Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, whose registered office is located at 13-15, avenue de la Liberté L-1931 Luxembourg, registered with the RCS under number B136.792 (the Company 1); and

(c)	CHC Helicopter Holding S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg, whose registered office is located at 13-15, avenue de la Liberté, L-1931 Luxembourg and registered with the RCS under number B 155.574 (the Company 2 and, together with the Issuer and the Company 1, the Companies);

in connection with the entry by the Companies into the Transaction Documents (as defined below) to which they are a party.

2.	SCOPE OF INQUIRY

2.1	For the purpose of this legal opinion (the Opinion), we have examined a copy of the following documents:

(a)	a form S-4 registration statement under the Securities Act of 1933, governed by the laws of the United States of America, as filed with the Securities and Exchange Commission on May 29, 2013, relating to an offer to exchange the Exchange Notes for the Outstanding Notes (the Registration Statement);

(b)	an executed copy of a notes indenture, governed by the laws of the State of New York (United States of America) dated May 13, 2013 entered into by and between, among others, the Companies, the guarantors named therein and The Bank of New York Mellon as trustee (the Notes Indenture): and

(c)	an executed copy of a registration rights agreement, governed by the laws of the State of New York (United States of America) dated May 13, 2013, entered into by and between, among others, the Companies (the Registration Rights Agreement).

The documents referred to under clause 2.1.(b) and 2.1(c) are collectively referred to as the Transaction Documents.

2.2	We have also examined a copy of the following documents:

In respect of the Issuer:

(a)	the consolidated text of the articles of association of the Issuer dated April 25, 2013 and drawn up by Maitre Francis Kesseler, notary in Esch-sur-Alzette (the Issuer Articles);

(b)	the written resolutions of the board of directors of the Issuer dated May 6, 2013 (the Issuer Management Resolutions);

(c)	a director’s certificate pertaining to the Issuer, dated May 29, 2013 (the Issuer Director’s Certificate);

(d)	an excerpt pertaining to the Issuer delivered by the RCS on May 29, 2013 (the Issuer Excerpt); and

(e)	a certificate of absence of judicial decisions (certificat de non-inscription d’une décision judiciaire) pertaining to the Issuer delivered by the RCS on May 29, 2013 with respect to the situation of the Issuer as at May 28, 2013 (the Issuer RCS Certificate).

In respect of the Company 1:

(a)	the consolidated text of the articles of association of the Company 1 dated February 13, 2013 and drawn up by Maîitre Henri Hellinckx, notary in Luxembourg (the Company 1 Articles);

(b)	the written resolutions of the board of managers of the Company 1 dated May 6, 2013 (the Company 1 Management Resolutions);

(c)	a managers certificate pertaining to the Company 1 dated May 29, 2013 (the Company 1 Manager’s Certificate);

(d)	an excerpt pertaining to the Company 1 delivered by the RCS on May 29, 2013 (the Company 1 Excerpt); and

(e)	a certificate of absence of judicial decisions (certificat de non-inscription d’une décision judiciaire) pertaining to the Company 1 delivered by the RCS on May 29, 2013 with respect to the situation of the Company 1 as at May 28, 2013 (the Company 1 RCS Certificate).

In respect of the Company 2:

(a)	the consolidated text of the articles of association of the Company 2 dated February 14, 2012 and drawn up by Maitre Henri Hellinckx, notary in Luxembourg (the Company 2 Articles and together with the Issuer Articles and the Company 1 Articles, the Articles);

(b)	the written resolutions of the board of managers of the Company 2 dated May 6, 2013 (the Company 2 Management Resolutions and together with the Issuer Management Resolutions, the Company 1 Management Resolutions, the Resolutions);

(c)	a manager’s certificate pertaining to the Company 2, dated May 29, 2013 (the Company 2 Manager’s Certificate and together with the Issuer Director’s Certificate and the Company 1 Manager’s Certificate, the Officer’s Certificates);

(d)	an excerpt pertaining to the Company 2 delivered by the RCS on May 29, 2013 (the Company 2 Excerpt and together with the Issuer Excerpt and the Company 1 Excerpt, the Excerpts); and

(e)	a certificate of absence of judicial decisions (certificat de non-inscription d’une décision judiciaire) pertaining to the Company 2 delivered by the RCS on May 29, 2013 with respect to the situation of the Company 2 as at May 28, 2013 (the Company 2 RCS Certificate and together with the Issuer RCS Certificate and the Company 1 RCS Certificate, the Certificates).

3.	Assumptions

We have assumed the following:

3.1	the genuineness of all signatures, stamps and seals of the persons purported to have signed the relevant documents;

3.2	the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

3.3	all factual matters and statements relied upon or assumed in this Opinion are and were true and complete on the date of execution of the Transaction Documents (and any document in connection therewith) and on the date hereof;

3.4	the information and statements made in the Officer’s Certificates are true and accurate;

3.5	the information contained in the Excerpts and the RCS Certificates is true and accurate as at the date of this Opinion and as at the date of signing of each of the Transaction Documents;

3.6	the Notes will not be the subject of a public offer in Luxembourg unless the relevant requirements of Luxembourg law have been fulfilled;

3.7	the Notes will not be admitted to trading on any market of the Luxembourg Stock Exchange;

3.8	a register of the Notes will be maintained at the registered office of the Issuer (the Noteholders’ Register) and the names of the holders of the Notes will be duly entered into the Noteholders’ Register;

3.9	the Transaction Documents and the Notes have been duly authorised, executed and delivered by or on behalf of all relevant parties other than the Companies (the Other Parties and, together with the Companies, the Parties) and are legal, valid, binding and enforceable against all Parties in accordance with their respective terms under the laws by which they are stipulated to be governed and all other relevant laws;

3.10	there are no provisions in the laws of any jurisdiction outside Luxembourg, which would adversely affect, or otherwise have any negative impact on, this Opinion;

3.11	the entry into and the performance by the Companies of the Transaction Documents to which they are a party and the issuance of the Notes are in the corporate interest of the Companies;

3.12	each of the Parties entered into the Transaction Documents and the Notes in good faith, for the purpose of carrying out its business and without any intention to defraud or deprive of any legal benefit any other party (including third party creditors) or to circumvent any mandatory law or regulation of any jurisdiction; and

4.	Opinion

Based upon the assumptions made above and subject to the qualifications set out below and any matter not disclosed to us, we are of the following opinion:

4.1	Status - The Issuer is a public limited liability company (société anonyme), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

Each of the Company 1 and the Company 2 is a private limited liability company (société à responsabilité limitée), duly incorporated and validly existing under Luxembourg law for an unlimited duration.

4.2	Corporate power and authority - Each of the Companies (i) has the corporate power to execute the Transaction Documents to which it is a party and to perform the obligations expressed to be assumed by it thereunder and (ii) has taken all corporate action necessary to authorise the execution and performance of the Transaction Documents to which it is a party.

4.3	Due Execution - Each of the Companies has duly executed the Transaction Documents to which it is a party.

5.	Qualifications

This Opinion is subject to the following qualifications:

5.1	Our Opinion is subject to all limitations resulting from the application of Luxembourg public policy rules, overriding statutes and mandatory laws as well as to all limitations by reasons of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) and any similar Luxembourg or foreign proceedings affecting the rights of creditors generally (Insolvency Proceedings).

5.2	Powers of attorney, mandates (mandats) or appointments of agents may terminate by law and without notice upon the occurrence of Insolvency Proceedings and may be revoked despite their being expressed to be irrevocable.

5.3

Our opinion that the Companies exist validly is based on the Articles, the Excerpts and the RCS Certificates (which confirm in particular that no judicial decisions in respect of bankruptcy (faillite), composition with creditors (concordat), suspension of payments (sursis de paiement), controlled management (gestion contrôlée), or the appointment of a temporary administrator (administrateur provisoire) pertaining to the Companies have been registered with the RCS). The Articles, the Excerpts and the RCS Certificates are, however, not capable of revealing conclusively whether or not the Companies are subject to any Insolvency Proceedings.

5.4	Corporate documents may not be available at the RCS and the clerk’s office of the Luxembourg district court forthwith upon their execution and filing and there may be a delay in the filing and publication of the documents or notices related thereto.

5.5	We express no opinion as to tax laws or regulations or the tax consequences of the transactions contemplated by the Transaction Documents.

5.6	No opinion is given in relation to the accuracy of any representation or warranty given by, or concerning, any of the Parties, or whether such Parties have complied with any covenant, undertaking, term or condition given by or binding upon them, except to the extent addressed in this opinion.

5.7	We have noted that the Companies have not complied with all material provisions of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the Law on Commercial Companies).

Article 203 of the Law on Commercial Companies provides that “the Tribunal d’Arrondissement dealing with commercial matters, may, at the application of the Procureur d’Etat (public prosecutor), order the dissolution and the liquidation of any company governed by Luxembourg law which pursues activities contrary to criminal law or which seriously contravenes the provisions of the commercial code or the laws governing commercial companies including those laws governing authorisations to do business”. This course of action is unusual in practice if the non-compliance has satisfactorily and promptly been remedied.

6.	Miscellaneous

6.1	This Opinion is given as of this date and on the basis of Luxembourg laws in effect and as published, construed and applied by Luxembourg courts, as of such date. We undertake no obligation to update it or to advise you of any changes in such laws or their construction or application. We express no opinion, nor do we imply any opinion, as to any laws other than Luxembourg laws.

6.2	We have examined the documents identified in paragraph 2. of this Opinion and all other documents we deemed necessary to render this Opinion.

6.3	Luxembourg legal concepts are expressed in English terms, which may not correspond to the original French or German terms relating thereto. We accept no liability for omissions or inaccuracies attributable to the use of English terms.

6.4	This Opinion and all rights, obligations, issues of interpretation and liabilities in relation to it are governed by, and shall be construed in accordance with, Luxembourg law.

6.5	We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. We understand and agree that Cooley LLP counsel to the Issuer, may rely upon this opinion as if it were an addressee hereof for the purpose of providing the Opinion to be delivered by such firm in connection with the Registration Statement.

Yours faithfully,

Loyens & Loeff

/s/ Thierry Lohest
Thierry Lohest
Avocat